Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

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Investor and media contacts:
Glen Corso / Matt Nichols
925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. EARNS

$1.23 NET INCOME PER SHARE

Walnut Creek, CA, May 5, 2004, — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that net income per share totaled $1.23 for the quarter ended March 31, 2004, compared to $1.00 for the same period a year ago. Net income for the quarter was $119.5 million compared to $89.6 million for the same period a year ago. Net income for the quarter included:

•	$30.1 million (after tax) gain on sale of American Pioneer Title Insurance Company (“APTIC”) (see “gain on sale of APTIC” below)

•	$1.0 million (after tax) expense related to the restructuring of PMI’s field underwriting offices (see “other underwriting and operating expenses” below)

•	$0.8 million (after tax) gain on sale of investments from continuing operations

•	$0.4 million (after tax) gain on sale of investments included in net income from discontinued operations of APTIC

The diluted weighted average common shares outstanding for the quarter was 96.9 million compared to 89.8 million in the first quarter of 2003 reflecting the issuance of 5.75 million shares in November 2003 as a result of the Company’s common stock offering in conjunction with our 42 percent investment in FGIC Corporation, the parent of Financial Guaranty Insurance Company (FGIC).

First Quarter 2004 Highlights

•	Record insurance in force: Combined[1] insurance in force grew to record $244.0 billion

•	U.S. credit trends: Delinquent loan inventory down 7 percent from December 31, 2003; default rate declined to 4.26 percent at March 31, 2004, compared to 4.53 percent at December 31, 2003

•	The first full quarter of PMI’s investment in FGIC yielded equity in earnings of $12.7 million (after tax)

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations, CMG Mortgage Insurance Company (“CMG”), PMI Australia and PMI Europe.

•	Net income from International Operations increased by $12.8 million including $5.2 million attributable to changes in foreign currency exchange rates.

Combined new insurance written was $18.0 billion for the quarter, compared to $17.9 billion for the same period a year ago. Combined insurance in force at March 31, 2004 was $244.0 billion, compared to $176.8 billion at March 31, 2003. The increase in combined insurance in force was the result of the increase for PMI Australia and the acquisition of the UK lenders’ mortgage insurance portfolio from Royal & Sun Alliance (R&SA).

Consolidated net premiums written totaled $193.4 million for the quarter, compared to $174.7 million for the same period a year ago. The change was primarily the result of an increase in net premiums written for the International Mortgage Insurance Operations. Consolidated premiums earned totaled $185.3 million for the quarter, compared to $176.0 million for the same period a year ago. The higher total for the quarter was the result of an increase in premiums earned for the International Mortgage Insurance Operations, partially offset by a decline in premiums earned for the U.S. Mortgage Insurance Operations.

Interest and dividend income totaled $40.0 million for the quarter, compared to $33.1 million for the same period a year ago. The increase was primarily a result of higher interest income for the International Insurance Operations due to larger investment portfolios at PMI Australia and PMI Europe.

Consolidated losses and loss adjustment expenses totaled $59.8 million for the quarter, compared to $46.8 million for the same period a year ago. The increase was primarily the result of higher loss expenses incurred by the U.S. Mortgage Insurance Operations.

Consolidated gross loss reserves grew to $357 million at March 31, 2004, compared to $346.9 million at December 31, 2003, led by a $9.0 million increase for U.S. Mortgage Insurance Operations.

Consolidated other underwriting and operating expenses totaled $48.8 million for the quarter, compared to $36.3 million for the same period a year ago. The increase was due primarily to higher expenses for U.S. Mortgage Insurance Operations and PMI Australia.

FIRST QUARTER SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. Mortgage Insurance Operations[2]	International Mortgage Insurance Operations[3]	Financial Guaranty[4]	Other[5]	Total
Net premiums written	$153.1	$40.3	$—	$—	$193.4

Premiums earned	149.0	36.3	—	—	185.3

Equity in earnings	3.3	—	14.9	0.8	19.1

Total revenues	178.0	49.9	14.9	11.8	254.6

Losses, expenses and interest	104.5	11.4	—	25.8	141.8

Net income from discontinued operations (after tax)	—	—	—	3.8	3.8

Gain on sale of APTIC (after tax)	—	—	—	30.1	30.1

Net Income	$53.6	$27.0	$13.5	$25.3	$119.5

U.S. Mortgage Insurance Operations

U.S. Mortgage Insurance Operations had net income for the quarter of $53.6 million, compared to $71.9 million for the same period a year ago. The decline was the result of an increase in other underwriting and operating expenses, an increase in losses and loss adjustment expenses and a decline in premiums earned.

U.S. Mortgage Insurance Operations reported net premiums written of $153.1 million for the quarter, compared to $151.7 million for the same period a year ago. The increase was due primarily to the increase in the average premium rate as a result of a higher percentage of policies with deeper coverage, a higher percentage with adjustable rate mortgages insured and a higher proportion of mortgages with higher loan to value ratios than the same period a year ago.

Premiums earned totaled $149.0 million for the quarter, compared to $156.6 million for the same period a year ago. The decease was primarily the result of the increase in premiums earned for the first quarter of 2003 and an increase in premiums ceded the first quarter 2004. During the first quarter 2003, an evaluation of the earnings pattern of the existing pool insurance in force increased premiums earned by $7.1 million.

[2]	“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. and affiliated U.S. reinsurance companies and equity in earnings from CMG.

[3]	“International Mortgage Insurance Operations” includes the results of PMI Australia, PMI Europe and the results of operations in Hong Kong.

[4]	“Financial Guaranty” includes the equity in earnings from FGIC and RAM Re.

[5]	“Other” includes the results from the holding company, equity in earnings/losses from Fairbanks Capital, limited partnerships, PMI Mortgage Services Co., dormant insurance companies and the discontinued operations of APTIC.

Interest and dividend income totaled $24.5 million for the quarter, compared to $23.2 million for the same period a year ago. The change was largely the result of an increase in the investment portfolio, partially offset by a decline in the yield on investments.

The equity in earnings from CMG Mortgage Insurance Company increased to $3.3 million for the quarter, compared to $2.9 million for the same period a year ago due primarily to growth of insurance in force.

Losses and loss adjustment expenses totaled $59.0 million for the quarter, compared to $47.5 million for the same period a year ago. The increase was primarily the result of a $9.4 million addition in net loss reserves during the quarter, compared to a $4.9 million addition for the same period a year ago, and a $7.1 million increase in primary claims paid. The increase to the reserve balance at March 31, 2004 was due primarily to expected higher proportions of delinquencies developing into claims.

Amortization of deferred policy acquisition costs totaled $19.4 million for the quarter, compared to $19.5 million for the same period a year ago. The deferred policy acquisition cost asset declined $6.0 million from December 31, 2003 as the amortization of deferred costs outpaced additions.

Other underwriting and operating expenses totaled $24.6 million for the quarter, compared to $14.8 million for the same period a year ago. Other underwriting and operating expenses generally consist of all other costs that are not attributable to the acquisition of new business and are recognized as expenses when incurred. The increase was due primarily to 2003 compensation and related expenses paid in the first quarter of 2004, recognition of certain expense categories previously deferred as policy acquisition cost, and increases in various operating expenses including LAE adjustments, payroll and related expenses, premium taxes, insurance and depreciation.

Over the course of 2004, the Company will consolidate certain field underwriting and sales offices and reduce the number of field personnel. The impact from consolidation is presently expected to result in annual pre-tax savings of approximately $2 million to $3 million beginning in 2005 pre-tax. Charges for the present value of the remaining lease obligations and severance expense that will be incurred throughout 2004 are expected to total $3 million to $4 million. During the quarter, PMI incurred expenses of $1.5 million (pre tax) related to the consolidation of certain field underwriting offices.

NEW INSURANCE WRITTEN

(Dollars in billions)	Q1 2004	Q1 2003
Domestic[6] new primary mortgage insurance written	$9.8	$13.7

Excluding CMG	8.8	12.2

Bulk transactions	0.3	0.8

Domestic mortgage pool insurance written	3.9	2.2

PRIMARY MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 3/31/04	as of 12/31/03	as of 3/31/03
Domestic primary insurance in force	$117.0	$117.8	$116.6

Excluding CMG	104.3	105.2	105.5

Domestic primary risk in force	27.4	27.4	27.2

Excluding CMG	24.5	24.7	24.7

Domestic annual primary persistency rate	48.6%	45.1%	53.2%

Excluding CMG	47.8%	44.6%	52.7%

Domestic primary insurance in force totaled $117.0 billion, compared to $116.6 billion a year ago. The increase from March 31, 2003 was a result of new insurance written outpacing policy cancellations over the previous twelve months for CMG, partially offset by a decline in insurance in force at PMI. The domestic annual persistency rate increased to 48.6 percent as of March 31, 2004 from 45.1 percent as of December 31, 2003. The domestic quarterly persistency rate (annualized) increased to 64.1 percent from 47.3 percent as of March 31, 2003. The domestic quarterly persistency rate (annualized) was 35.1 percent as of June 30, 2003, 36.5 percent as of September 30, 2003 and 58.2 percent as of December 31, 2003.

Pool risk in force as of March 31, 2004 was $2.6 billion, compared to $2.9 billion at December 31, 2003 and $3.1 billion at March 31, 2003.

DEFAULT RATE

	as of 3/31/04	as of 12/31/03	as of 3/31/03
Domestic primary mortgage insurance	3.86%	4.10%	3.84%

Excluding CMG	4.26%	4.53%	4.19%

Excluding CMG and bulk transactions	3.71%	3.89%	3.52%

Bulk transactions only	8.68%	9.45%	10.59%

Pool insurance	4.16%	4.46%	3.66%

6 “Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

At March 31, 2004, PMI’s primary insurance delinquent loan inventory excluding CMG, was 34,762 compared to 37,445 at December 31, 2003 and 35,803 at March 31, 2003. The year-over-year and sequential declines in the delinquent loan inventory were due to the decline in new notices of defaults received and the increase in reinstatements of existing delinquencies, which we believe is influenced by seasonal factors, employment growth, general economic conditions and the credit characteristics of our insurance in force.

At March 31, 2004, the default rate of PMI’s pool insurance portfolio was 4.16 percent compared to 4.46 percent at December 31, 2003 and 3.66 percent at March 31, 2003. The delinquent loan inventory was 16,810 policies at March 31, 2004 compared to 16,763 policies at December 31, 2003 and 18,258 at March 31, 2003. We believe the level of delinquent loan inventory is influenced by seasonal factors, employment growth, general economic conditions and the credit characteristics of our pool insurance in force.

CLAIMS PAID – EXCLUDING CMG

(Dollars in millions)	Q1 2004	Q4 2003	Q1 2003
Claims paid

Primary – traditional flow	$31.6	$33.2	$25.8

Primary – bulk	12.4	16.9	11.1

Total primary	44.0	49.8	36.9

Total pool	4.2	4.8	3.2

Total claims paid	$48.2	$54.6	$40.1

Primary claims paid totaled $44.0 million for the quarter, compared to $49.8 million for the fourth quarter 2003 and $36.9 million for the same period a year ago. We believe the level of claims activity over the past twelve months was influenced by the age of insurance portfolio, general economic conditions and the proportion of the portfolio that is less than “A” credit quality.

International Mortgage Insurance Operations

International Mortgage Insurance Operations reported net income of $27.0 million for the quarter, compared to $14.2 million for the same period a year ago, driven by a 68 percent increase in net income from PMI Australia. The performance of our International Mortgage Insurance Operations is subject to foreign currency exchange fluctuations, particularly by fluctuations in the exchange rates between the U.S. dollar, the Australian dollar, pounds sterling and the Euro. Based on the exchange ratio at March 31, 2004, first quarter 2004 net income for International Mortgage Insurance Operations benefited by $5.2 million from changes in the average monthly foreign exchange rates in the quarter compared to the average monthly foreign exchange rates for the quarter ended March 31, 2003, due primarily to the Australian dollar.

Interest and dividend income totaled $11.8 million for the quarter, compared to $5.9 million for the same period a year ago. The increase was primarily the result of the increase in the investment portfolios for PMI Australia and PMI Europe.

Net income from PMI Australia increased to $20.3 million for the quarter, compared to $12.1 million for the same period a year ago, largely as a result of the increase in the strengthening of the Australian dollar, premiums earned, investment income, partially offset by increases in compensation expenses and a reinsurance profit sharing arrangement.

Credit trends have remained favorable for PMI Australia. Losses and loss adjustment expenses for PMI Australia totaled $0.2 million for the quarter, compared to a ($0.9) million reduction of expense for the same period a year ago. The level of losses and loss adjustment expenses for the first quarter of 2004 is largely the result a low level of claims paid and the continued low delinquent loan inventory. Claims paid for the quarter declined to $0.2 million, compared to $0.9 million for the same period a year ago. The level of losses and loss adjustment expenses for the first quarter 2003 was the result of a decline in the delinquent loan inventory, a decline in claims paid and a reduction of loss reserves.

Premiums earned for PMI Australia increased to $28.9 million for the quarter, compared to $17.3 million for the same period a year ago, as a result of an increase in insurance in force.

Primary insurance in force at PMI Australia was $93.2 billion at March 31, 2004, compared to $87.9 billion at December 31, 2003 and $60.2 billion at March 31, 2003. Primary risk in force was $84.5 billion at March 31, 2004, compared to $79.3 billion at December 31, 2004. The increases in insurance and risk in force were attributable to the $8.3 billion of new insurance written for the quarter and $29.6 billion of new insurance written for the previous twelve months. Single premiums and 100 percent coverage characterize Australian mortgage insurance.

PMI Australia’s primary new insurance written includes flow channel insurance and insurance on residential mortgage-backed securities, or RMBS. RMBS transactions include insurance on seasoned portfolios comprised of prime credit quality loans that have LTVs often below 80 percent. RMBS new insurance written totaled $3.0 billion for the quarter, compared to $1.2 billion for the same period a year ago.

For PMI Europe, net income totaled $4.7 million for quarter, compared to $0.9 million for the same period a year ago. Net premiums written totaled $2.7 million for the quarter, compared to $0.8 million for the same period a year ago. Premiums earned for PMI Europe increased to $5.4 million for the quarter, compared to $0.9 million for the same period a year ago. Insurance in force was $33.7 billion at March 31, 2004, compared to $31.6 billion at December 31, 2003. Risk in force was $3.3 billion at March 31, 2004, compared to $3.1 billion at December 31, 2003.

The increases in net income, premiums written and premiums earned and risk in force was largely the result of the acquisition of the UK lenders’ mortgage insurance portfolio from R&SA.

PMI Europe has entered into three credit default swaps which are classified as derivative instruments. Other income totaled $1.4 million and primarily relates to the change in the fair value of those instruments.

Financial Guaranty

Financial Guaranty, which includes the Company’s investments in FGIC and RAM Re, reported net income of $13.5 million for the quarter, compared to $0.2 million for the same period a year ago. The increase was largely the result of our 42 percent investment in FGIC. The Company’s share of equity in earnings from FGIC was $12.7 million (after tax) for the quarter.

The Company’s equity in earnings from RAM Re totaled $0.9 million (after tax) for the quarter, compared to $0.2 million (after tax) for the same period a year ago. The increase was largely the result of a $1.9 million charge in the first quarter of 2003 for an other-than-temporary impairment to its investment portfolio recognized in the first quarter of 2003. PMI reports equity in earnings from RAM Re on a one-quarter lag.

Other

Net income from Other, which consists of revenues and expenses of the holding company, PMI Mortgage Services Co., equity earnings from Fairbanks Capital (Fairbanks) and certain limited partnerships, and the discontinued operations of APTIC, totaled $25.3 million for the quarter, compared to net income of $3.3 million for the same period a year ago. The increase was the result of the gain on sale of APTIC, partially offset by an increase in interest expense and a decline in earnings from Fairbanks.

Equity in earnings of Fairbanks was $0.3 million (after tax) for the quarter compared to equity in earnings of $6.6 million (after tax) for the same period a year ago. The decline was largely the result of the decrease in Fairbanks’ servicing fee income.

Previously, the Company recorded equity in the earnings or loss from Fairbanks on a one-month lag. During the first quarter of 2004, the Company eliminated the one-month lag. The previously unrecorded loss of $5.2 million from Fairbanks for December 2003 was recognized as an adjustment to the carrying value of Fairbanks during the first quarter 2004. As of March 31, 2004, the Company’s carrying value of its investment in Fairbanks was $110.7 million. The Company’s equity in the loss from Fairbanks of ($5.2) million for December 2003 was largely the result of expenses associated with the closure of one of Fairbanks’ loan servicing facilities as well as litigation settlement and legal expenses.

Other income totaled $7.2 million for the quarter, compared to $10.5 million for the same period a year ago. The decline was largely the result of a decline in contract underwriting volume.

Other underwriting and operating expenses were $17.3 million for the quarter, compared to $17.5 million for the same period a year ago. The level of expenses reflects lower contract underwriting expenses offset by higher holding company expenses including holding company compensation expenses.

Net income from the discontinued operations of APTIC was $3.8 million for quarter, compared to $3.0 million for the same period a year ago. Included in net income from discontinued operations was $0.4 million (after tax) of realized gains on the sale of investments. In October 2003, the Company announced it had reached a definitive agreement to sell APTIC for $115 million. The APTIC sale closed on March 19, 2004, resulting in a $30.1 million gain (after tax) subject to post-closing adjustments.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products that promotes homeownership and facilitates mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the Company offers residential mortgage insurance and credit enhancement products domestically and internationally as well as financial guaranty insurance and reinsurance.

The Company is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. The Company’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this earnings press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company’s field underwriting office consolidation. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, refinements of our estimates of savings and charges as we implement the office consolidation, conditions affecting the Company’s mortgage insurance operations, the mortgage insurance industry, and general economic conditions. Risks and uncertainties that could affect the Company are discussed in our various Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2003.

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THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL RESULTS AND STATISTICAL INFORMATION FOR THE PERIOD ENDING MARCH 31, 2004

Contents

Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations	Page 3

Business Segments Balance Sheets	Page 4

U.S. Mortgage Insurance Operations Analysis of Loss Reserves and Statistical Information	Page 5

U.S. Mortgage Insurance Operations and CMG Mortgage Insurance Company Statistical Information	Page 6

International Operations	Page 7

Appendix A - U.S. Mortgage Insurance Operations	Page 8

Please refer to the following when noted:

(1)	The Company's investments and equity earnings in unconsolidated subsidiaries include FGIC Corporation, Fairbanks Capital, CMG, RAM Reinsurance, and other limited partnership interests. In December 2003, the Company completed its investment in FGIC, and the investment is accounted for under the equity method of accounting.

(2)	Company obligated mandatory redeemable preferred capital securities of the subsidiary trust holding solely junior subordinated deferrable interest debentures of the Company. Upon the adoption of Financial Interpretation Number ("FIN") 46 in December 2003, the Company deconsolidated the trust subsidiary that issued the preferred securities. The underlying debentures issued by the holding company to the trust have been included in long term debt as of December 31, 2003.

(3)	The operating results of APTIC were reflected as discontinued operations in the fourth quarter of 2003 with prior period financial information reclassified accordingly. The Company completed its sale of APTIC in March 2004, subject to post-closing adjustments.

(4)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance Companies. CMG and its affiliates are included under the equity method of accounting in equity earnings of unconsolidated subsidiaries.

(5)	International Operations include PMI Australia, PMI Europe and PMI's Hong Kong reinsurance operations.

(6)	Financial Guaranty segment represents equity investments of FGIC and RAM Reinsurance.

(7)	The "Other" segment includes the activity of the holding company, results from APTIC as discontinued operations, the gain on sale of APTIC, equity investments in Fairbanks Capital and limited partnerships, dormant insurance companies, and PMI Mortgage Services Co.

(8)	The expense ratio is the ratio, expressed as a percentage, of underwriting expenses to net premiums written.

(9)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products for U.S. Mortgage Insurance Operations.

(10)	Statutory risk to capital ratio for PMI Mortgage Insurance Co.

(11)	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current quarters' presentation.

(12)	During the first quarter of 2004, the Company changed the reporting of Fairbanks from a one-month lag basis to a current month basis effective January 1, 2004. Accordingly, the Company recorded a $5.2 million in investment in unconsolidated subsidiaries and a $4.8 million after-tax reduction in consolidated retained earnings, reflecting the Company's proportionate share of Fairbanks' December net loss.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2003
	(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)
Net premiums written	$193,404	$174,677

Revenues
Premiums earned	$185,302	$175,970
Net investment income	40,041	33,055
Equity in earnings of unconsolidated subsidiaries (1) (12)	19,098	8,816
Net realized investment gains	1,275	1,290
Other income	8,851	10,716

Total revenues	254,567	229,847

Losses and expenses
Losses and loss adjustment expenses	59,820	46,793
Amortization of deferred policy acquisition costs	23,095	21,845
Other underwriting and operating expenses	48,810	36,272
Field office restructuring charge	1,510	—
Interest expense and distributions on mandatorily redeemable preferred securities (2)	8,515	5,034

Total losses and expenses	141,750	109,944

Income from continuing operations before income taxes	112,817	119,903
Income taxes from continuing operations	27,254	33,287

Income from continuing operations after income taxes	85,563	86,616

Income from discontinued operations before income taxes (3)	5,756	4,552
Income taxes from discontinued operations	1,958	1,560

Income from discontinued operations after income taxes	3,798	2,992

Gain on sale of discontinued operations, net of income taxes of $17,131 (3)	30,108	—

Net income	$119,469	$89,608

Diluted weighted average common shares outstanding (shares in thousands)	96,888	89,828

Diluted net income per share	$1.23	$1.00

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003	March 31, 2003
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,502,014	$3,202,881	$2,779,449
Investments in unconsolidated subsidiaries (1) (12)	956,929	937,846	303,623
Reinsurance recoverable and prepaid premiums	56,258	56,799	50,869
Deferred policy acquisition costs	97,368	102,074	87,855
Related party receivables	27,664	27,840	1,275
Other assets	341,417	348,987	322,646
Assets – discontinued operations (3)	—	117,862	91,788

Total assets	$4,981,650	$4,794,289	$3,637,505

Liabilities
Reserve for losses and loss adjustment expenses	$356,987	$346,939	$338,167
Unearned premiums	480,576	469,001	242,467
Long-term debt	819,543	819,543	422,950
Other liabilities	390,299	330,560	259,458
Liabilities – discontinued operations (3)	—	44,217	35,923

Total liabilities	2,047,405	2,010,260	1,298,965

Mandatorily redeemable preferred securities (2)	—	—	48,500

Shareholders' equity (12)	2,934,245	2,784,029	2,290,040

Total liabilities, mandatorily redeemable preferred securities and shareholders' equity	$4,981,650	$4,794,289	$3,637,505

Book value per share	$30.70	$29.26	$25.76

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Three Months Ended March 31, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$153,064	$40,323	$—	$17	$193,404

Revenues
Premiums earned	$149,023	$36,259	$—	$20	$185,302
Net investment income	24,458	11,807	—	3,776	40,041
Equity in earnings of unconsolidated subsidiaries (1) (12)	3,328	—	14,928	842	19,098
Net realized investment gains (losses)	1,087	225	—	(37)	1,275
Other income	81	1,602	—	7,168	8,851

Total revenues	177,977	49,893	14,928	11,769	254,567

Losses and expenses
Losses and loss adjustment expenses	58,956	864	—	—	59,820
Amortization of deferred policy acquisition costs	19,433	3,662	—	—	23,095
Other underwriting and operating expenses	24,627	6,867	—	17,316	48,810
Field office restructuring charge	1,510	—	—	—	1,510
Interest expense	21	1	—	8,493	8,515

Total losses and expenses	104,547	11,394	—	25,809	141,750

Income (loss) from continuing operations before income taxes	73,430	38,499	14,928	(14,040)	112,817
Income tax (benefit) from continuing operations	19,822	11,470	1,413	(5,451)	27,254

Income (loss) from continuing operations after income taxes	53,608	27,029	13,515	(8,589)	85,563

Income from discontinued operations before taxes (3)	—	—	—	5,756	5,756
Income taxes from discontinued operations	—	—	—	1,958	1,958

Income from discontinued operations after income taxes	—	—	—	3,798	3,798

Gain on sale of discontinued operations, net of income taxes (3)	—	—	—	30,108	30,108

Net income	$53,608	$27,029	$13,515	$25,317	$119,469

Loss ratio	39.6%	2.4%
Expense ratio (8)	28.8%	26.1%
Combined ratio	69.4%	28.5%

	Three Months Ended March 31, 2003 (Unaudited)
	(Dollars in thousands)
Net premiums written	$151,688	$22,976	$—	$13	$174,677

Revenues
Premiums earned	$156,582	$19,366	$—	$22	$175,970
Net investment income	23,151	5,863	—	4,041	33,055
Equity in earnings of unconsolidated subsidiaries (1)	2,865	—	261	5,690	8,816
Net realized investment gains (losses)	(479)	341	—	1,428	1,290
Other income	169	—	—	10,547	10,716

Total revenues	182,288	25,570	261	21,728	229,847

Losses and expenses
Losses and loss adjustment expenses	47,454	(661)	—	—	46,793
Amortization of deferred policy acquisition costs	19,475	2,370	—	—	21,845
Other underwriting and operating expenses	14,785	4,004	—	17,483	36,272
Interest expense and distributions on redeemable preferred securities (2)	25	—	—	5,009	5,034

Total losses and expenses	81,739	5,713	—	22,492	109,944

Income (loss) from continuing operations before income taxes	100,549	19,857	261	(764)	119,903
Income tax (benefit) from continuing operations	28,641	5,672	91	(1,117)	33,287

Income (loss) from continuing operations after income taxes	71,908	14,185	170	353	86,616

Income from discontinued operations before taxes (3)	—	—	—	4,552	4,552
Income taxes from discontinued operations	—	—	—	1,560	1,560

Income from discontinued operations after income taxes	—	—	—	2,992	2,992

Net income	$71,908	$14,185	$170	$3,345	$89,608

Loss ratio	30.3%	-3.4%
Expense ratio (8)	22.6%	27.7%
Combined ratio	52.9%	24.3%

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	March 31, 2004 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,172,964	$884,839	$—	$444,211	$3,502,014
Investments in unconsolidated subsidiaries (1) (12)	101,129	—	721,079	134,721	956,929
Reinsurance recoverable and prepaid premiums	39,364	16,894	—	—	56,258
Deferred policy acquisition costs	63,657	33,711	—	—	97,368
Related party receivables	1,227	—	—	26,437	27,664
Other assets	206,596	23,516	—	111,305	341,417

Total assets	$2,584,937	$958,960	$721,079	$716,674	$4,981,650

Liabilities
Reserve for losses and loss adjustment expenses	$334,252	$22,733	$—	$2	$356,987
Unearned premiums	185,400	295,130	—	46	480,576
Long-term debt	—	—	—	819,543	819,543
Other liabilities	199,390	57,989	7,498	125,422	390,299

Total liabilities	719,042	375,852	7,498	945,013	2,047,405
Shareholders' equity (12)	1,865,895	583,108	713,581	(228,339)	2,934,245

Total liabilities and shareholders' equity	$2,584,937	$958,960	$721,079	$716,674	$4,981,650

	December 31, 2003
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,042,152	$836,570	$—	$324,159	$3,202,881
Investments in unconsolidated subsidiaries (1)	97,389	—	700,828	139,629	937,846
Reinsurance recoverable and prepaid premiums	39,774	17,025	—	—	56,799
Deferred policy acquisition costs	69,656	32,418	—	—	102,074
Related party receivables	1,698	—	—	26,142	27,840
Other assets	217,063	19,792	—	112,132	348,987
Assets-discontinued operations (3)	—	—	—	117,862	117,862

Total assets	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

Liabilities
Reserve for losses and loss adjustment expenses	$325,262	$21,674	$—	$3	$346,939
Unearned premiums	181,854	287,099	—	48	469,001
Long-term debt	—	—	—	819,543	819,543
Other liabilities	160,959	52,067	6,085	111,449	330,560
Liabilities-discontinued operations (3)	—	—	—	44,217	44,217

Total liabilities	668,075	360,840	6,085	975,260	2,010,260
Shareholders' equity	1,799,657	544,965	694,743	(255,336)	2,784,029

Total liabilities and shareholders' equity	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

	March 31, 2003 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,895,670	$545,386	$—	$338,393	$2,779,449
Investments in unconsolidated subsidiaries (1)	86,186	—	47,811	169,626	303,623
Reinsurance recoverable and prepaid premiums	39,607	11,262	—	—	50,869
Deferred policy acquisition costs	65,396	22,459	—	—	87,855
Related party receivables	1,275	—	—	—	1,275
Other assets	193,681	16,738	—	112,227	322,646
Assets-discontinued operations (3)	—	—	—	91,788	91,788

Total assets	$2,281,815	$595,845	$47,811	$712,034	$3,637,505

Liabilities
Reserve for losses and loss adjustment expenses	$320,405	$17,759	$—	$3	$338,167
Unearned premiums	81,702	160,720	—	45	242,467
Long-term debt	—	—	—	422,950	422,950
Other liabilities	164,514	21,637	4,123	69,184	259,458
Liabilities-discontinued operations (3)	—	—	—	35,923	35,923

Total liabilities	566,621	200,116	4,123	528,105	1,298,965
Mandatorily redeemable preferred securities (2)	—	—	—	48,500	48,500
Shareholders' equity	1,715,194	395,729	43,688	135,429	2,290,040

Total liabilities, mandatorily redeemable preferred securities and shareholders' equity	$2,281,815	$595,845	$47,811	$712,034	$3,637,505

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS ANALYSIS OF LOSS RESERVES (4)

	March 31, 2004		December 31, 2003		March 31, 2003
	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE
	(Dollars in thousands)
Primary insurance	34,762	$301,615	37,445	$292,740	35,803	$281,755
Pool insurance	16,810	32,637	16,763	32,522	18,258	38,650

Total	51,572	$334,252	54,208	$325,262	54,061	$320,405

Reconciliation of Reserve for Losses

	March 31, 2004	December 31, 2003	Reserve Change
	(Dollars in thousands)
Gross reserves:
Primary insurance	$301,615	$292,740	$8,875
Pool insurance	32,637	32,522	115

U.S. Mortgage Insurance operations gross loss reserves	334,252	325,262	8,990

Ceded Reserves:
Primary insurance	(2,769)	(3,152)	383
Pool insurance	(112)	(123)	11

Total ceded loss reserves	(2,881)	(3,275)	394

U.S. Mortgage Insurance operations net loss reserves	$331,371	$321,987	$9,384

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	Three Months Ended March 31,
	2004	2003
Primary new insurance written (in millions)	$8,799	$12,241

Primary new risk written (in millions)	$2,207	$2,840

Pool insurance written (in millions) (9)	$3,903	$2,176

Pool risk written (in millions) (9)	$75	$77

Product mix as a % of new insurance written:
95% LTV’s	32%	28%
90% LTV’s	40%	42%
95% LTV’s with >= 30% coverage	26%	21%
90% LTV’s with >= 25% coverage	32%	31%
ARMs	15%	7%
Monthlies	96%	93%
Refinances	34%	51%
Bulk transactions	4%	7%

Premiums Written (in thousands):
Gross premiums written	$192,842	$187,138
Ceded premiums, net of assumed premiums	(36,186)	(30,826)
Refunded premiums	(3,592)	(4,623)

Net premiums written	153,064	151,688
Change in unearned premiums	(4,041)	4,894

Net premiums earned	$149,023	$156,582

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	March 31, 2004	December 31, 2003	March 31, 2003
Primary insurance in force (in millions)	$104,304	$105,241	$105,518

Primary risk in force (in millions)	$24,545	$24,668	$24,676

Pool risk in force (in millions) (9)	$2,565	$2,858	$3,110

Risk-to-capital ratio (10)	8.8 to 1	9.1 to 1	10.7 to 1

Insured primary loans	816,624	827,225	854,506

Persistency	47.8%	44.6%	52.7%

Primary loans in default	34,762	37,445	35,803

Primary default rate	4.26%	4.53%	4.19%

Primary claims paid (year-to-date in thousands)	$44,014	$173,968	$36,881

Number of primary claims paid (year-to-date)	1,840	7,501	1,624

Average primary claim size (year-to-date in thousands)	$23.9	$23.2	$22.7

Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	55%	54%	57%

Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	51%	50%	45%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION

	March 31, 2004	December 31, 2003	March 31, 2003
Primary new insurance written (year-to-date in millions)	$1,021	$7,015	$1,498

Primary insurance in force (in millions)	$12,735	$12,560	$11,104

Primary risk in force (in millions)	$2,824	$2,772	$2,480

Insured primary loans	98,926	98,412	90,119

Persistency	55.8%	50.8%	59.0%

Primary loans in default	544	516	494

Primary default rate (year-to-date)	0.55%	0.52%	0.55%

Primary claims paid (year-to-date in thousands)	$1,124	$3,026	$629

Number of primary claims paid (year-to-date)	44	148	25

Average primary claims size (year-to-date in thousands)	$25.5	$20.4	$25.2

THE PMI GROUP, INC. AND SUBSIDIARIES

INTERNATIONAL OPERATIONS STATISTICAL INFORMATION (5)

	March 31, 2004	December 31, 2003	March 31, 2003
PMI Australia

Net premium written (year-to-date in thousands)	$35,796	$127,750	$21,253

Premium earned (year-to-date in thousands)	$28,852	$85,050	$17,264

Flow insurance written (year-to-date in millions)	$5,276	$19,383	$2,915

RMBS insurance written (year-to-date in millions)	2,987	6,044	1,210

Total new insurance written (year-to-date in millions)	$8,263	$25,427	$4,125

Insurance in force (in millions)	$93,232	$87,909	$60,227

Risk in force (in millions)	$84,458	$79,294	$54,749

Loans in default	1,309	1,207	1,786

Claims paid (year-to-date in thousands)	$198	$2,663	$886

Number claims paid (year-to-date)	14	223	73

PMI Europe

Net premium written (year-to-date in thousands)	$2,725	$55,418	$843

Premium earned (year-to-date in thousands)	$5,369	$13,685	$851

New credit default swap written (year-to-date in millions)	$2,068	$6,440	$—

New reinsurance written (year-to-date in millions)	$—	$17,034	$—

Insurance in force (in millions)	$33,699	$31,558	$6,710

Risk in force (in millions)	$3,283	$3,096	$537

Claims paid (year-to-date in thousands)	$489	$834	$—

Number claims paid (year-to-date)	31	67	—

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX A – U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

		3/31/2004	12/31/2003	9/30/2003	6/30/2003	3/31/2003
Primary insurance in force (in millions)
Flow		$93,161	$93,279	$92,650	$92,433	$96,039
Bulk		$11,143	$11,962	$11,924	$11,073	$9,479
Total		$104,304	$105,241	$104,574	$103,506	$105,518

Primary policies in force		816,624	827,225	829,064	834,207	854,506

Primary risk in force – credit score distribution
Flow	619-575	6.8%	7.1%	7.3%	7.6%	7.6%
	574 or below	2.1%	2.2%	2.3%	2.4%	2.4%

Bulk	619-575	21.3%	21.6%	22.2%	22.0%	19.2%
	574 or below	12.7%	12.8%	12.8%	12.5%	11.7%

Total	619-575	8.3%	8.6%	8.9%	9.0%	8.6%
	574 or below	3.1%	3.3%	3.4%	3.4%	3.2%

Primary average loan size (in thousands)
Flow		$128.1	$127.4	$126.2	$124.6	$124.2
Bulk		$124.9	$126.1	$125.8	$120.2	$116.4
Total		$127.7	$127.2	$126.1	$124.1	$123.5

Loss severity – primary
Flow		82.1%	79.7%	79.0%	79.3%	78.1%
Bulk		82.0%	83.2%	83.1%	83.2%	76.3%
Total		82.1%	80.9%	80.4%	80.6%	80.0%